EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in this Registration Statement on Form SB-2 of our report dated March 15, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment”), relating to financial statements of Wireless Ronin Technologies, Inc. as of and for the years ended December 31, 2005 and 2006, and to the reference to our firm under the caption “Experts” in the Pre-Effective Amendment No. 2 to the Registration Statement on Form SB-2 (File No. 333-142999).
/s/ VIRCHOW, KRAUSE & COMPANY, LLP
Minneapolis, Minnesota
June 13, 2007